Exhibit 99.1

Harry and David Holdings Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Financial Statements

The unaudited pro forma consolidated financial statements present financial information of Harry and David Holdings Inc. and subsidiaries (the “Company”) to give effect to the sale of the Jackson & Perkins direct marketing and wholesale businesses as well as the sale of the Company’s Wasco, California facility and land, which was primarily utilized to support rose growing operations. The unaudited pro forma consolidated statements of operations present the consolidated results of operations of the Company, assuming the sale occurred as of June 26, 2005. The unaudited pro forma consolidated balance sheet as of March 31, 2007 presents the consolidated financial position of the Company, assuming the sale had been completed on that date.

The unaudited pro forma consolidated financial statements include specific assumptions and adjustments related to the sales described above. The adjustments are based upon presently available information and assumptions that management believes are reasonable under the circumstances as of the date of this filing. However, actual adjustments may differ materially from the information presented in future filings.

The unaudited pro forma consolidated financial statements presented are for informational purposes only. They are not intended to represent or be indicative of the consolidated results of operations or financial position that would have occurred had the sale been completed as of the dates presented nor are they intended to be indicative of future results of operations or financial position. The unaudited pro forma consolidated financial statements, including notes thereto, should be read in conjunction with the historical financial statements of the Company included in its Annual Report on Form 10-K for the year ended June 24, 2006.

Harry & David Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Condensed Consolidated Balance Sheets

As of March 31, 2007

(in Thousands)

	As Reported	Pro Forma Adjustments (Note 1)	Pro Forma Adjusted
Assets
Current assets:
Cash and cash equivalents	$41,580	$43,051	$84,631
Short-term investments	37,363	—	37,363
Trade accounts receivable, net	5,328	25	5,353
Other receivables	1,208	6,364	7,572
Inventories, net	47,204	(832)	46,372
Prepaid catalog expenses	3,425	(383)	3,042
Other current assets	9,000	2,100	11,100
Current assets held for sale	41,455	(41,455)	—

Total current assets	186,563	8,870	195,433
Fixed assets, net	158,151	(890)	157,261
Intangibles, net	31,210	—	31,210
Deferred financing costs, net	12,803	—	12,803
Deferred income taxes	1,484	4,500	5,984
Other assets	721	—	721

Total assets	$390,932	$12,480	$403,412

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$15,001	$438	$15,439
Accrued payroll and benefits	13,695	117	13,812
Income taxes payable	14	—	14
Deferred revenue	22,100	996	23,096
Deferred income taxes	43,485	5,549	49,034
Accrued interest	1,941	—	1,941
Other accrued liabilities	7,547	290	7,837
Capital lease obligation	1,571	—	1,571
Liabilities related to assets held for sale	8,228	(8,228)	—

Total current liabilities	113,582	(838)	112,744
Long-term debt	245,000	—	245,000
Accrued pension liability	18,128	—	18,128
Other long-term liabilities	3,403	—	3,403

Total liabilities	380,113	(838)	379,275
Stockholders’ equity
Common stock at par value	10	—	10
Additional paid-in capital	5,373	—	5,373
Retained earnings	5,436	13,318	18,754

Total stockholders’ equity	10,819	13,318	24,137

Total liabilities and stockholders’ equity	$390,932	$12,480	$403,412

Harry & David Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statements of Operations

for the Forty Weeks Ended March 31, 2007

(in Thousands, except share and per share data)

	As Reported	Pro Forma Adjustments (Note 2)	Pro Forma Adjusted
Net sales	$553,237	$(55,125)	$498,112
Cost of goods sold	290,492	(37,904)	252,588

Gross profit	262,745	(17,221)	245,524

Costs and expenses:
Selling, general and administrative	185,696	(17,364)	168,332
Selling, general and administrative – related party	750	—	750

	186,446	(17,364)	169,082

Operating income	76,299	143	76,442

Other (income) expense:
Interest income	(1,642)	—	(1,642)
Interest expense	21,634	—	21,634
Pension curtailment gain	(15,844)	—	(15,844)
Loss on divestiture of business	7,406	(7,406)	—
Other (income) expense	(537)	190	(347)

	11,017	(7,216)	3,801

Income before income taxes	65,282	7,359	72,641
Income tax provision	25,432	2,747	28,179

Net income	$39,850	$4,612	$44,462

Earnings per share:
Basic and diluted	$38.88		$43.38

Weighted-average shares outstanding:
Basic and diluted	1,024,861		1,024,861

Harry & David Holdings, Inc. and Subsidiaries

Unaudited Pro Forma Consolidated Statements of Operations

for the Year Ended June 24, 2006

(in Thousands, except share and per share data)

	As Reported	Pro Forma Adjustments (Note 2)	Pro Forma Adjusted
Net sales	$598,204	$(73,820)	$524,384
Cost of goods sold	357,101	(55,201)	301,900

Gross Profit	241,103	(18,619)	222,484
Costs and expenses:
Selling, general and administrative	223,838	(25,581)	198,257
Selling, general and administrative – related party	1,000	—	1,000

	224,838	(25,581)	199,257

Operating income	16,265	6,962	23,227

Other (income) expense:
Interest income	(1,780)	—	(1,780)
Interest expense	26,459	—	26,459
Gain on divestiture of business	—	(6,962)	(6,962)
Other (income) expense, net	1,210	—	1,210

	25,889	(6,962)	18,927

Income (loss) before income taxes	(9,624)	13,924	4,300
Income tax provision	89	1,068	1,157

Net income (loss)	$(9,713)	$12,856	$3,143

Earnings (loss) per share:
Basic and diluted	$(9.58)		$3.10

Weighted-average shares outstanding:
Basic and diluted	1,013,650		1,013,650

Notes to the Unaudited Pro Forma Consolidated Financial Statements

Note 1)	The Pro Forma Adjustments consist of cash proceeds of $43.1 million (net of estimated transaction costs of $2.9 million), net receivable amounts due from the buyer of $7.9 million, as well as the elimination of the assets and liabilities associated with the Jackson & Perkins business. In addition, retained earnings have been adjusted to reflect the after-tax gain on the divestiture and the reversal of a deferred tax valuation allowance related to a change in the Company’s cumulative tax position that would have occurred in fiscal 2006 had the transaction been completed on June 26, 2005.

Note 2)	For the year ended June 24, 2006 and the forty weeks ended March 31, 2007, the Pro Forma Adjustments represents the elimination of the direct revenues, expenses of our Jackson & Perkins business segment that were previously included in the Company’s consolidated statement of operations, the estimated tax effects of these eliminations, as well as the reversal of a deferred tax valuation allowance described in Note 1.

The adjustments also assume the sale and related tax impacts were recorded as of June 26, 2005; as such, the loss recorded on the divesture and related tax effects have been eliminated from the statement of operations for the forty weeks ending March 31, 2007.